UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO. ___________)*

                              SUNTERRA CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK , $.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    86787D109
                                 -------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                        ---------------------------
CUSIP NO.  86787D109                 13G        PAGE ___   OF     PAGES ___

------------------------                        ---------------------------

      1  NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  ANDREW J. GESSOW
-------- -----------------------------------------------------------------------
      2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)
                                                             (b)
-------- -----------------------------------------------------------------------
      3  SEC USE ONLY

-------- -----------------------------------------------------------------------
      4  CITIZENSHIP OR PLACE OF ORGANIZATION

         USA
----------------------------- ------ -------------------------------------------
                                  5  SOLE VOTING POWER
         NUMBER OF                            3,233,845
           SHARES

                              ------ -------------------------------------------
        BENEFICIALLY              6  SHARED VOTING POWER  0
          OWNED BY
                              ------ -------------------------------------------
            EACH                  7  SOLE DISPOSITIVE POWER
         REPORTING                            3,233,845
                              ------ -------------------------------------------
           PERSON                 8  SHARED DISPOSITIVE POWER  0
            WITH

----------------------------- ------ -------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,233,845
-------- -----------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

-------- -----------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         9. 9%
-------- -----------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON
         IN
-------- -----------------------------------------------------------------------

                                Page 2 of 4 pages

ITEM 1.
       (a) Name of Issuer: SUNTERRA CORPORATION

       (b) Address of Issuer's Principal Executive Offices:
           1781 PARK CENTER DRIVE
           ORLANDO, FLORIDA 32835

ITEM 2.
       (a) Name of Person Filing:   ANDREW J. GESSOW
       (b) Address of Principal Business Office or, if none, Residence:
           2934 WOODSIDE ROAD
           WOODSIDE, CA 94062

       (c) Citizenship:
           USA

       (d) Title of Class of Securities:
           COMMON STOCK, $0.01 PAR VALUE

       (e) CUSIP Number
           86787D109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

        (a) Broker or Dealer registered under Section 15 of the ACT

        (b) Bank as defined in section 3(a)(6) of the Act

        (c) Insurance Company as defined in section 3(a)(19) of the ACT

        (d) Investment Company registered under section 8 of the Investment Company ACT

        (e) Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

        (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the EmploYEE Retirement Income Security Act of 1974 or Endowment Fund; see ss. 240.13d-1(b)(1)(ii)(F)

        (g) Parent Holding Company, in accordance with ss. 240.13d-1(b)(ii)(G) (Note: See Item 7)

        (h) Group, in accordance with ss. 240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHI

        (a) Amount Beneficially Owned
                3,233,845

        (b) Percent of Class
                9. 9%

        (c) Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote ......3, 233,845

           (ii)  shared power to vote or to direct the vote

           (iii) sole power to dispose or to direct the disposition of .....
                 3,233,845

           (iv)  shared power to dispose or to direct the disposition of

                                Page 3 of 4 pages

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
         No other person is known to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, such securities.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         NOT APPLICABLE.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         NOT APPLICABLE.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         NOT APPLICABLE.

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                  February 11, 2000
                                             ----------------------
                                                         Date

                                             /s/ ANDREW JODY GESSOW
                                             ----------------------
                                                       Signature

                                                 CHAIRMAN
                                             ----------------------


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